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EXHIBIT 11.1

WESTFIELD AMERICA, INC.
COMPUTATION OF PER SHARE EARNINGS
For the Three Months Ended September 30, 2001
(Amounts In Thousands Except Per Share Amounts)

				Days Outstanding	Weighted Average Shares Outstanding
Average share price for three months ended September 30, 2001(1)		$16.00
BASIC
Common shares outstanding:
As of July 1, 2001		78,621		92	78,621
Total weighted average shares outstanding
Net income					$11,829
Less dividends on preferred shares:
Series A		$2,187
Series B		671
Series C		1,594
Series C-1		531
Series C-2		531
Series D		1,063
Series D-1		517
Series E		1,780			(8,874)

Net income allocable to common shares					$2,955

Basic earnings per share amount					$0.04

DILUTED
Common shares outstanding:					78,621
2000 Warrants:
As of July 1, 2000	2,840
Series F Preferred Shares	(2,703)

Excess 2000 Warrants (a)	137

Per Share Price
Average Market Price (b)		$16.00
Exercise Price (c)		$19.42
Common Equivalent Shares ((b-c)/b)*a				92	0
1998 Subscription Agreement:
Subscription agreement amount	A$310,000
Exchange Rate @ 9/30/01	$0.4901	$151,714	(e)
Per Share Price
Average Market Price (d)		$16.00
Common equivalent shares (e*.05)/(d*.95)		499		92	499
Investor Unit Rights:
Units Issued 12/9/98		978		92	978
Units Issued 1/1/99		1,186		92	1,186

Common equivalent shares					2,164

Weighted average common and common equivalent shares					81,284

Net income					$11,829
Add net income allocable to investor unit rights					11
Less net income allocable to preferred shares					(8,874)

Net income allocable to common shares					$2,966

Diluted earnings per share amount					$0.04

Note—The Company's preferred shares, Partnership Preferred Units, Independence Partnership Units, 1996 and 1997 warrants were not included in the earnings per share calculation, as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily market price of the Company's common stock as reported by the New York Stock Exchange.

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WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS For the Three Months Ended September 30, 2001 (Amounts In Thousands Except Per Share Amounts)